Exhibit 99.1

InterDigital Announces Strong Third Quarter Financial Results; 95% Growth in Recurring Patent Licensing Revenue Drives Profitable Results

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--Nov. 13, 2003--InterDigital Communications Corporation (Nasdaq:IDCC), a leading architect, designer and provider of wireless technology and product platforms, today announced revenues of $26.8 million and net income of $3.4 million, or $0.06 per share (diluted), for its third quarter ended September 30, 2003. InterDigital's cash and short-term investment position remained strong, ending third quarter 2003 at $105.9 million, up $18.4 million versus year-end 2002. During third quarter 2003, the Company expended approximately $44 million in connection with the repurchase of two million shares of the Company's stock under a previously announced share repurchase program and the acquisition of substantially all of the assets of Tantivy Communications, Inc.
    Revenues in third quarter 2003 of $26.8 million (all of which were recurring patent licensing royalties) increased $12.1 million, or 82%, over third quarter 2002 revenues of $14.7 million. Third quarter 2002 revenue consisted of $13.8 million of recurring patent licensing royalties and $0.9 million of specialized engineering services revenue. The 95% increase in recurring patent licensing royalty revenue was driven by $4.4 million related to 2003 patent license agreements with Ericsson and Sony Ericsson, and an increase of $8.6 million in aggregate royalties from NEC Corporation of Japan, Sharp Corporation and Sanyo Corporation (Sanyo). Included in third quarter 2003 revenue was $2.2 million related to a true up of Sanyo's actual reported royalties in excess of estimates for first half 2003.
    The Company reported net income of $3.4 million, or $0.06 per share (diluted), for third quarter 2003, compared to a net loss of $5.8 million, or $0.11 per share in third quarter 2002. Operating expenses of $21.4 million increased 8% over third quarter 2002 and 2% over second quarter 2003. The increase in operating expenses over third quarter 2002 was due, in large part, to higher directors' and officers' liability insurance premiums, patent licensing costs, royalty related commissions costs and consulting costs associated with a review and update of the Company's strategic plan. Included in third quarter 2002 operating results was a provision for an estimated loss of $1.2 million associated with an amendment to the Wideband Time Division Duplex (WTDD) technology development agreement with Nokia. Tax expense, which mainly consists of non-U.S. withholding taxes on patent licensing royalties, increased in third quarter 2003 due to the recognition of a higher level of royalties subject to such withholding tax.
    For first nine months 2003, revenues were $89.9 million, an increase of 48% versus revenues of $60.8 million in first nine months 2002. The Company reported net income of $33.2 million for first nine months 2003, or $0.55 per share (diluted), compared to a net loss of $3.4 million, or $0.06 per share in first nine months 2002. Absent non-recurring revenue items associated with the discontinuation of sales of covered products by Kyocera in 2002 and past infringement related to new patent license agreements in first nine months 2002 and 2003, adjusted first nine months 2003 revenue of $69.4 million would have increased 51% over comparable first nine months 2002 revenue of $46.0 million. As expected, no specialized engineering services revenue from Nokia for WTDD technology development work was recognized in first nine months 2003, resulting in a decrease of $4.5 million in specialized engineering service revenue versus first nine months 2002.
    "We've added licensees and the sales of our licensees have grown over the past year. These are the key factors driving our revenue growth and have contributed to profitability in each quarter of 2003," said Howard Goldberg, President and Chief Executive Officer. "We're benefiting from increased replacement demand for mobile phones, driven by innovative new products such as camera phones, and by the very early stages of growth in WCDMA infrastructure and handset sales. As we look forward, we're encouraged by consensus projections of higher handset shipments in both fourth quarter 2003 and 2004.
    "We're pleased to announce the successful completion of the WTDD technology program under our development agreement with Nokia, an agreement spanning over four years. Additionally, we're pleased that Huawei Technologies chose Infineon, our partner and technology licensee, as its supplier of handset technology to be included on its WCDMA mobile phone platform. This handset solution includes embedded technology jointly developed by Infineon and InterDigital. The first commercial commitment for this product is an important market milestone for both organizations.
    "Of course, we continue to focus appropriate internal and external resources toward the resolution of open patent licensing issues with both Nokia and Samsung. The Nokia arbitration process is moving forward. Absent a change in its position, we expect that Samsung will file a demand for arbitration in the near future. We remain confident and very committed to our position in these matters," concluded Mr. Goldberg.
    Rich Fagan, Chief Financial Officer, commented, "We're quite pleased with the strong financial performance we've achieved in 2003, including the significant increase in our recurring patent licensing royalties over the past two quarters. The quantity, quality and predictability of our revenue and cash flow streams continue to improve. Looking forward, we expect to benefit from the continued solid performance of our key licensees and to expand our licensee base over the next twelve months. We also will recognize the final $1.0 million of specialized engineering services revenue related to the Nokia WTDD agreement during fourth quarter 2003. We currently anticipate that fourth quarter 2003 operating expenses could increase 5% - 10% over third quarter 2003 levels. Contributing to the increase will be higher directors' and officers' liability insurance premiums. Additionally, as we continue to grow our business, we expect to increase our investment in marketing, patent licensing and employee development activities."

    About InterDigital

    InterDigital architects, designs and provides advanced wireless technologies and products that drive voice and data communications. The Company offers technology and product solutions for mainstream wireless applications that deliver cost and time-to-market advantages for its customers. InterDigital has a strong portfolio of patented technologies covering 2G, 2.5G and 3G standards, which it licenses worldwide. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital Communications Corporation. All other trademarks are the property of their respective owners.

    This press release contains forward-looking statements regarding, among other things, our current beliefs, plans, and expectations as to
(i) demand for and shipments of handsets, (ii) the inclusion of our technology in Huawei's WCDMA mobile phone platform, (iii) resolution of patent licensing issues with Nokia and Samsung, (iv), our ability to expand our licensee base and benefit from the performance of our licensees, (v) our revenues, capital expenditures, and operating expenses, and (vi) our ability to grow our business. Words such as "expect", "continue", "projections", "anticipate", "forward, or similar expressions are intended to identify such forward-looking statements.
    Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in forward-looking statements due to a variety of factors in addition to those specifically identified above including, but not limited to: (i) the disputes, and the length and resolution of the disputes, as to the applicability of the terms of the Ericsson and Sony Ericsson licensing agreements to the royalty obligations of Nokia and Samsung under their licensing agreements; (ii) the review, negotiation and dispute resolution processes permitted under Nokia's and Samsung's license agreements and the results therefrom; (iii) our ability to enter into additional license agreements; (iv) a failure by any licensee to realize our and market projections for sales of covered products and the accuracy of market projections; (v) technical, financial or other difficulties or delays related to our and/or Infineon's technologies and products, and market acceptance thereof; (vi) the market share and the performance of our licensees in selling their products, and our ability to adequately prosecute, enforce and protect our patents and other intellectual property rights; (vii) the market relevance of our technologies; changes in technology preferences of strategic partners or consumers; the availability or development of substitute or competitive technologies; our ability to leverage our existing and enter into additional strategic relationships; competitively priced products and possess adequate manufacturing and distribution networks; failure of the 3G market or the wireless data services market to materialize in the manner, scope or time frame anticipated, the ability of operators to deliver 3G services in volume; the success of underlying 3G technology; and the successful delivery of differentiated applications by 3G products; (ix) the effects of global economic conditions and governmental licensing decisions, and (x)other factors listed in the Company's most recently filed Form 10-K, Form 10-Q, and Forms 8-K. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.



             SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS
----------------------------------------------------------------------
                  For the Periods Ended September 30
             (Dollars in thousands except per share data)
                             (unaudited)

                           For the Three Months  For the Nine Months
                                   Ended                 Ended
                                 Sept. 30,             Sept. 30,
                           --------------------- ---------------------
                              2003       2002       2003       2002
                           ---------- ---------- ---------- ----------

REVENUES:                   $ 26,790   $ 14,706   $ 89,891   $ 60,804
                           ---------- ---------- ---------- ----------

OPERATING EXPENSES:

  Sales and marketing          1,330      1,075      3,473      3,447
  General and
   administrative              4,567      3,248     13,305     11,011
  Patents administration
   and licensing               4,263      3,019     11,338      9,339
  Development                 11,253     12,441     34,054     36,072
                           ---------- ---------- ---------- ----------
                              21,413     19,783     62,170     59,869
                           ---------- ---------- ---------- ----------

  Income (loss) from
   operations                  5,377     (5,077)    27,721        935

OTHER INCOME                       -          -     10,580          -
NET INTEREST INCOME              405        525      1,298      1,580
                           ---------- ---------- ---------- ----------

  Income (loss) before
   income taxes                5,782     (4,552)    39,599      2,515

INCOME TAX PROVISION          (2,317)    (1,246)    (6,249)    (5,785)
                           ---------- ---------- ---------- ----------

  Net income (loss)            3,465     (5,798)    33,350     (3,270)

PREFERRED STOCK DIVIDENDS        (34)       (35)      (101)      (103)
                           ---------- ---------- ---------- ----------

NET INCOME (LOSS)
 APPLICABLE TO COMMON
  SHAREHOLDERS               $ 3,431   $ (5,833)  $ 33,249   $ (3,373)
                           ========== ========== ========== ==========

NET INCOME (LOSS) PER
 COMMON SHARE - BASIC          $0.06     $(0.11)     $0.60     $(0.06)
                           ========== ========== ========== ==========

WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING
 - BASIC                      55,912     52,956     55,475     52,762
                           ========== ========== ========== ==========

NET INCOME (LOSS) PER
 COMMON SHARE - DILUTED        $0.06     $(0.11)     $0.55     $(0.06)
                           ========== ========== ========== ==========

WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING
 - DILUTED                    60,109     52,956     60,192     52,762
                           ========== ========== ========== ==========


                          SUMMARY CASH FLOW
                  For the Periods Ended September 30
                        (Dollars in thousands)
                             (unaudited)
----------------------------------------------------------------------

                           For the Three Months  For the Nine Months
                                  Ended                 Ended
                                 Sept. 30,             Sept. 30,
                           --------------------- ---------------------
                              2003       2002       2003       2002
                           ---------- ---------- ---------- ----------

Net income (loss) before
 pref. stock dividends        $3,465    $(5,798)   $33,350    $(3,270)
Depreciation &
 amortization                  2,742      3,010      7,996      8,569
Increase in deferred
 revenue                       1,500          -     55,988     59,250
Deferred revenue
 recognized                  (16,612)    (7,029)   (44,984)   (35,735)
Decrease (increase) in
 operating working
 capital, deferred charges
 and other                    33,517     11,125      2,687    (17,664)
Capital spending & patent
 additions                    (3,805)    (2,873)    (8,574)    (8,032)
                           ---------- ---------- ---------- ----------
   CASH FLOW BEFORE
    FINANCING ACTIVITIES
    AND ASSET ACQUISITION     20,807     (1,565)    46,463      3,118

Increase in notes
 receivable                        -          -     (1,446)         -
Acquisition of Tantivy
 assets                      (10,430)         -    (10,430)         -
Debt decrease & preferred
 dividends                       (48)      (132)      (183)      (401)
Net stock (acquired)
 issued                      (32,320)       242    (16,042)     3,502
                           ---------- ---------- ---------- ----------
   NET (DECREASE) INCREASE
    IN CASH AND SHORT-TERM
    INVESTMENTS            $ (21,991)  $ (1,455)  $ 18,362    $ 6,219
                           ========== ========== ========== ==========


                       CONDENSED BALANCE SHEETS
----------------------------------------------------------------------
                        (Dollars in thousands)
                             (unaudited)

                                         Sept. 30, 2003 Dec. 31, 2002
                                         -------------- --------------
Assets
-----------------------------------------
Cash & short-term investments                 $105,928        $87,566
Accounts receivable                             52,978         53,486
Other current assets                             4,747          7,627
Property & equipment (net)                      12,363         14,091
Patents (net) & other non-current assets        41,907         28,408
                                         -------------- --------------
TOTAL ASSETS                                  $217,923       $191,178
                                         ============== ==============
Liabilities and Shareholders' Equity
-----------------------------------------
Current portion of long-term debt                 $199           $189
Accounts payable & accrued liabilities          13,849         14,124
Foreign & domestic taxes payable                 2,953          5,434
Deferred revenue                               101,674         90,670
Long-term debt & long-term liabilities           3,439          1,970
                                         -------------- --------------
TOTAL LIABILITIES                              122,114        112,387

SHAREHOLDERS' EQUITY                            95,809         78,791
                                         -------------- --------------

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY      $217,923       $191,178
                                         ============== ==============

    CONTACT: InterDigital Communications Corporation
             Media Contact:
             Dawn Goldstein, 610-878-7800
             e-mail: dawn.goldstein@interdigital.com
                 or
             Investor Contact:
             Janet Point, 610-878-7800
             e-mail: janet.point@interdigital.com